Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Registration Statement on Form SB-2 pertaining to 23,300,000 shares of common stock, 1,500,000 A Warrants, 1,500,000 B Warrants and 10,000,000 C Warrants of Sun Opportunity I, Inc. of our report dated August 8, 2007 on the financial statements of Sun Opportunity I, Inc. for the period January 12, 2007 (inception) to June 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
October 25, 2007